Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-190607 and 333-260033) of Expro Group Holdings N.V. (formerly Frank’s International N.V.) of our report dated March 17, 2020 (except Notes 2 and 5, as to which the date is March 26, 2021), with respect to the consolidated financial statements of Expro Group Holdings International Limited as of December 31, 2019 and for the year then ended, incorporated by reference from Expro Group Holdings N.V.’s proxy statement/prospectus, dated August 5, 2021, filed with the SEC on August 6, 2021, in this Current Report on Form 8-K/A (Amendment No. 1) of Expro Group Holdings N.V.

/s/ Ernst & Young LLP

Reading, United Kingdom

December 9, 2021